                                                                      EXHIBIT 6F




                          ARNOLD'S ACQUISITION CORP.
                            4750 KEARNY MESA ROAD
                             SAN DIEGO, CA 92111


                                            September 7, 1995




Personal and Confidential

Mr. Al Melchiano
Vice President - Marketing & Advertising
Huffman Koos Inc.
Route 4 and Main Street
River Edge, NJ 07661

Dear Al:

We are pleased to offer you the opportunity to join our team at Huffman Koos following the closing of our acquisition. We are well on the way to building a national furniture company in which Huffman Koos will be a key component.

While we intend to prepare a formalized employment agreement with you as soon as possible, we wanted to let you know what the key terms of this agreement will cover. We hope you will be pleased and realize that we consider you to be an important part of the Huffman Koos team.

- - Position: You will continue in your current position as Vice President - Marketing & Advertising.

- - Employment Term: One year with automatic one year extensions unless Company provides written notice of their intention not to renew this agreement at least 60 days prior to the end of term.

- -  Base Salary:  Your base salary will be $122,000.00 per year.

- - Bonus: You will be eligible to earn an annual bonus of up to 50% of your annual salary for achieving the annual profit target developed in conjunction with the Company's management and approved by the Board of Directors. You can earn an additional Bonus (with no cap) for exceeding the annual target. See Exhibit A attached.

- - Stock Option Plan: As a key member of the Management Team, you will be eligible to participate in the Parent Company's Management Stock Option Plan. This plan will be in place shortly after the completion of this acquisition, and the Board of Directors has authorized up to 5% of the shares of the Parent Company for inclusion in this stock option plan.



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Mr. Al Melchiano
September 7, 1995
Page 2


Al, we look forward to building a large and profitable business together, with corresponding financial rewards for all of us. Please let me know if you have any questions. Also, I ask that you keep this letter and its contents confidential. Thanks.

                                               Sincerely,


                                               Michael H. Solomon

                                               Michael H. Solomon
                                               Chairman and CEO
                                               Arnold's Acquisition Corp.

MHS:ch
Enc:  Exhibit A

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Al Melchiano, Continued

                                                                      EXHIBIT A


                              ANNUAL BONUS PLAN


You can earn up to 50% of your annual base salary in bonus for achieving the company's annual EBITDA (earnings before interest, taxes, depreciation and amortization) target as approved by the company's Board of Directors. Further, you can earn an additional 1% of your annual base salary for each 1% by which actual annual EBITDA exceeds the annual target. There will be no ceiling on this total bonus potential.



         Actual Annual EBITDA                     Percent of Annual Salary
       as a Percentage of Target                      Earned as Bonus
       -------------------------                  ------------------------


            90%                                          -0-
            91%                                            5%
            92%                                           10%
            93%                                           15%
            94%                                           20%
            95%                                           25%
            96%                                           30%
            97%                                           35%
            98%                                           40%
            99%                                           45%
           100%                                           50%
           101%                                           51%
           102%                                           52%
           103%                                           53%
           ...                                           ...


